Exhibit 99.1

Colony Bankcorp, Inc. Announces New Banking Facility in Warner Robins/Houston County, Georgia

FITZGERALD, GA., February 16, 2006 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced that its wholly-owned subsidiary, Colony Bank of Fitzgerald, located in Fitzgerald, Georgia opened a new 5,000 square foot banking facility in Warner Robins, Georgia earlier this month. The new office located at 200 Gunn Road, Centerville, Georgia will serve the Warner Robins/Houston County market and will operate under the trade name Colony Bank. This will be the second office in the Warner Robins/Houston County market as the bank has an office at 1290 Houston Lake Road that opened in August 2002.

Larry Stevenson, President and CEO of Colony Bank of Fitzgerald, stated, “Colony is excited about the growth opportunities as it opens its second full-service banking office in Warner Robins. The Gunn Road office will be under the direction of veteran banker Earl Spivey.” In addition to the two Warner Robins offices, Colony Bank of Fitzgerald with total assets of $190 million currently has two offices in the Ben Hill County, Georgia market. Colony Bankcorp, Inc. has approximately $1.108 billion in total consolidated assets.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-nine offices located in South and Central Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.

Contact:	Terry Hester, Chief Financial Officer
229-426-6002